APPENDIX B

Power of Attorney

I, Brian Derrick, an Officer of MENTOR GRAPHICS CORPORATION, appoint DEAN M. FREED and GREGORY K. HINCKLEY, and each of them, my true and lawful attorney and agent, to execute in my name all SEC Form 3, Form 4 or Form 5 documents, and any related amendments, required to be filed by me, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of Messrs. Freed and Hinckley full power and authority to do all acts necessary or advisable to be done, as fully and to all intents and purposes as I might or could do in person, and I ratify and confirm all that Messrs. Freed and Hinckley or either of them may lawfully do or cause to be done by under this Power of Attorney. This power of attorney shall continue until revoked in writing by me.

I further agree to indemnify and hold harmless Mentor Graphics Corporation and its officers, directors and employees against any liability for any actions performed by them in good faith on behalf of the undersigned pursuant to this Power of Attorney.

12/6/00

Date

Brian Derrick